Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 23, 2013 relating to the financial statements and financial highlights which appears in the August 31, 2013 Annual Report to Shareholders of iShares MSCI United Kingdom ETF, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Francisco, California
July 31, 2014